Exhibit 10.1

Debt-to-Equity Conversion Agreement

This Debt-to-Equity Conversion Agreement (“Agreement”) is made and entered into as of 1st December, 2025, by and between:

Party A (Company): Marvion Inc., a Nevada corporation listed on OTCQB Markets with principal business address at Unit B, 15/F., Teda Building, 87 Wing Lok Street, Sheung Wan, Hong Kong (the “Company”)

Party B (Director): Chan Sze Yu with Passport No. XXXXXXX (the “Director”)

Article 1 – Debt Background

1.	The Director holds an outstanding debt owed by the Company in the amount of US$500,000 (the “Debt”).

2.	The Debt was originally to be repaid upon achievement of certain corporate performance milestones or at a future date. However, both parties agree to convert the Debt into shares of the Company’s common stock.

Article 2 – Terms of Conversion

1.	Both parties agree to convert part of the Debt into common shares of the Company.

2.	The conversion price shall be based on the 15-day average closing price of the Company’s common stock immediately preceding the date of this Agreement. The conversion price is US$0.03335 per share.

3.	Based on the above conversion price, the Company shall issue 14,992,504 shares of common stock to the CEO.

4.	The Company shall complete the issuance and registration of the shares within ten (10) business days after the effective date of this Agreement, and shall deliver stock certificates or the appropriate electronic registration documents to the Director.

Article 3 – Representations and Warranties

1.	Both the Company and the Director represent and warrant that they have the legal authority to execute this Agreement.

2.	The Director represents that the Debt claimed is valid and accurate; the Company confirms that the Board of Directors has approved this debt-to-equity conversion and authorized the issuance of the shares.

3.	The newly issued shares shall be designated as Restricted Shares / Legend Shares and shall comply with applicable U.S. securities laws, including resale restrictions where applicable.

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Article 4 – Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Any disputes arising from or relating to this Agreement shall be submitted to the competent courts of Nevada.

Article 5 – Miscellaneous

1.	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior oral or written agreements.

2.	Any amendments or modifications to this Agreement must be made in writing and signed by both parties.

3.	If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the remaining provisions, which shall remain in full force and effect.

Article 6 – No Price Protection

1.	The Party expressly agree that no anti-dilution, no price adjustment, no reset, and no make-good mechanism shall apply.

2.	Director accept full market risk.

Company (Party A):

Signature: /s/ Chan Sze Yu
Name: Chan Sze Yu
Title: Chief Executive Officer

Director (Party B):

Signature: /s/ Chan Sze Yu
Name: Chan Sze Yu